COURT CONFIRMS BUFFETS HOLDINGS, INC. PLAN OF REORGANIZATION

Company Expects to Emerge From Chapter 11 Shortly

EAGAN, MN, April 17, 2009 – Buffets Holdings, Inc. today announced that the U.S. Bankruptcy Court for the District of Delaware has entered an order confirming the company’s Plan of Reorganization.  The Plan will become effective – and the company will exit bankruptcy protection – as soon as all closing conditions to the Plan and to the company’s exit financing have been met.  Buffets expects to emerge from Chapter 11 shortly.

Buffets has received commitments totaling $117.5 million in new first lien exit financing from various lenders, which will enable the Company to satisfy its Chapter 11 Plan obligations and provide working capital for ongoing operations.  In addition, $139.8 million in second lien rollover financing will remain from the prepetition lenders.

“We are very pleased to have passed this milestone of the Chapter 11 process, and that our emergence from bankruptcy protection is imminent,” said Mike Andrews, Chief Executive Officer of Buffets Holdings.  “We will emerge a stronger and more financially secure enterprise, and we look forward to building on the groundwork laid by our approved Plan of Reorganization by continuing to improve our operations and invest in our business.”

Buffets expects to emerge from its reorganization with a stronger balance sheet, significantly less debt, and greater resources to operate effectively and make investments that ensure it can continue to deliver the highest quality food, service, and value to its guests.  Over the past fifteen months, Buffets Holdings has focused its efforts on right-sizing the organization, including streamlining its portfolio of restaurants and reducing operating expenses across the business.

Andrews continued: “We are very appreciative of all of our Team Members for their tireless commitment to this company.  It is largely due to their hard work and dedication that we were able to achieve what we did during the Chapter 11 process.  We are also grateful to our creditor groups for their strong endorsement of our Plan of Reorganization.  Finally, we thank our guests and our business partners for their support throughout this challenging process.”

Buffets Holdings, Inc. and all of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on January 22, 2008. More information about Buffets Holdings’ reorganization is available in the Company Information section of the Company’s Web site at www.Buffet.com. Claims information and court filings, including the proposed Plan of Reorganization and Disclosure Statement, are available at http://chapter11.epiqsystems.com/buf.

About Buffets Holdings

Buffets Holdings is the parent company of Buffets, Inc., the nation’s largest steak-buffet restaurant company, which currently operates 533 restaurants in 38 states, comprised of 523 steak-buffet restaurants and 10 Tahoe Joe’s Famous Steakhouse® restaurants, and franchises 14 steak-buffet restaurants in six states. The restaurants are principally operated under the Old Country Buffet®, HomeTown Buffet®, Ryan’s® and Fire Mountain® brands. Buffets, Inc. employs more than 30,000 team members and serves more than 160 million customers annually. For more information about the Company, please visit our websites at www.Buffet.com and www.Ryansrg.com.

Safe Harbor Statement

The statements contained in this press release that are not historical facts are forward-looking statements, including references to the Company's plans in the context of a bankruptcy reorganization. These and other forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward looking statements. Factors that may cause actual results to differ from the forward-looking statements in general are described in the "Risk Factors / Forward-Looking Statements" section in Buffets Holdings' Form 10-K filed with the Securities and Exchange Commission on September 30, 2008 and Form 10-Q filed with the Securities and Exchange Commission on November 6, 2008. The statements in this release reflect Buffets Holdings' current beliefs based upon available information. Developments subsequent to this release are likely to cause these statements to become outdated, and no obligation is undertaken to update the information.

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